SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

Hampden Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Egan-Jones Recommends that Hampden Shareholders Vote IN FAVOR of All Hampden
Board Nominees and REJECT the Proposal Put Forth by the Clover Group

Company Comments on Institutional Shareholder Services Report, Which Contradicts ISS’ Own
Findings from 2012

Hampden Urges Shareholders to Elect Company’s Highly Qualified Slate of Directors on the
BLUE PROXY CARD; Reject Shareholder Resolution

SPRINGFIELD, Mass.-- Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), the holding company for Hampden Bank (“Hampden” or the “Bank”), today announced that leading proxy advisory service Egan-Jones Proxy Services (Egan-Jones) has recommended that Hampden Bancorp shareholders vote the BLUE proxy card IN FAVOR of the entire slate of Hampden’s Board’s nominees and AGAINST the Clover Group’s proposal to explore a sale or merger of the Company.

In its October 23, 2013 report, Egan-Jones made the following points regarding the success of the strategic plan being undertaken by Hampden management:

●	“…management should be permitted to continue to implement its strategic plan, which appears to be bearing fruit”

●
“The value of Hampden Bancorp has been enhanced over the 6 years that Hampden Bancorp has been a public company through, among other things, asset growth, diversification of the loan portfolio, investments in new technology, expansion and modernization of the Hampden branches and commitment to the quarterly dividend. The profitability has allowed the Company to provide shareholders with a steady stream of dividends and periodic stock buyback programs, while permitting the Company to make important investments to enhance efficiency, expand the products and services and position Hampden Bancorp for growth and long-term profitability that will further enhance stockholder value. The stock price has outperformed both the NASDAQ Bank Index and the SNL U.S. Bank Index over the last five fiscal years.”

●	“…voting the Management ballot (BLUE PROXY CARD) is in the best interests of the Company and its shareholders.”

Egan-Jones made the following points regarding the Clover Group’s proposal:

●	“…the Dissidents have failed to make a persuasive case that their joining the board would result in the enhancement of shareholder value.”

●
“Determining whether and when shareholder value can be maximized by the sale of a company requires more than looking at average prices in past transactions involving companies that may have no similarities to Hampden Bancorp.”

●
“..the adoption of the Proposal could create the appearance that the Company must sell. This could be harmful to the Company and its shareholder value whether or not the Board of Directors determines to pursue a sale.”

The Company issued the following statement:

“We are extremely pleased that Egan-Jones has endorsed Hampden’s nominees and supports our recommendation to vote AGAINST the Clover Group’s proposal.  Their independent analysis validates the strategy being undertaken by Hampden’s new management team to grow the business and maximize value for all stockholders.”

“We urge shareholders to protect the value of their investment by rejecting Clover’s attempt to force a quick sale or merger of the bank.”

The Clover Group’s proposal follows an almost identical non-binding shareholder proposal that was passed at last year’s annual meeting.  In response to such proposal and consistent with its fiduciary duties, Hampden’s Board of Directors carefully evaluated avenues to enhance shareholder value alongside independent advisors. During the process, the Board consulted with two separate investment banks over a series of meetings to analyze strategic options for the Company, including continuing to implement the strategic plan currently in effect and a potential sale or merger of the Company.  Ultimately, the Board determined to continue executing on the Company’s strategic plan.

Hampden noted that it believes the report issued by Institutional Shareholder Services (ISS) is based on a flawed analysis of the Company’s financial performance and seems to be in direct contradiction to ISS’ previous findings.   It also reflects a misguided understanding of actions the Board has taken to date regarding last year’s shareholder proposal.

“In its analysis of Hampden’s financial performance, ISS directly opposes its own findings from just one year ago when, prior to the so-called stock ‘run-up’ following last year’s shareholder proposal, it reported that Hampden’s ‘long-term TSR performance (three- and five-year TSRs) remains strong. Additionally, the company's TSR to date (+1.09 percent) has also outperformed the SNL U.S. Thrift, the NASDAQ Bank, and the KBW indices, which all posted negative five-year returns. Compared to last year, net income, total assets, and provision for loan losses have also improved.”

“It is further surprising to us that, after fully rejecting last year’s shareholder proposal, ISS would support the Clover Group’s proposal, when they admit the arguments are ‘essentially unchanged’.’’

“While we were pleased that ISS affirmed that Hampden’s pay is aligned with performance and that current CEO pay is currently below the median of its peers, we believe its recommendation regarding the Clover Group’s nominees and shareholder proposal is ill-advised and could be detrimental to the preservation and enhancement of shareholder value.”

Now is the not the time to disrupt the progress we have been making.  To preserve the value of your investment, the Company’s Board of Directors recommends that the Hampden Bancorp shareholders vote the BLUE proxy card “IN FAVOR” of the Board’s nominees and “AGAINST” the Clover Group’s proposal.

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the BLUE proxy card, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

D.F. King

48 Wall Street

New York, New York 10005

For shareholder questions:  1-800-735-3591.  For banks and brokers: 212-269-5550.

Email:  info@dfking.com

Important Information

This material may be deemed to be solicitation material in respect of the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2012 Annual Meeting of Stockholders (the “Annual Meeting”).  The Company has filed with the Securities and Exchange Commission (the “SEC”) and mailed to its shareholders a proxy statement in connection with the Annual Meeting (the “Proxy Statement”), and advises its shareholders to read the Proxy Statement and any and all supplements and amendments thereto because they contain (or will contain) important information.  Shareholders may obtain a free copy of the Proxy Statement and other documents (when available) that the Company files with the SEC at the SEC’s website at www.sec.gov.  The Proxy Statement and these other documents may also be obtained upon request addressed to the Secretary of the Company at 19 Harrison Avenue, Springfield, MA  01103.

Certain Information Concerning Participants

The Company, its directors and its executive officers may be deemed to be participants in the solicitation of the Company’s shareholders in connection with the Annual Meeting.  Shareholders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s proxy statement related to its 2013 Annual Meeting of Stockholders, filed with the SEC on October 2, 2013.

Forward-Looking Statements

This letter contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse effect on the operations of Hampden Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve Board, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank and changes in relevant accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

About Hampden Bank

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com

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